March 19, 2015

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

United States of America

Re:	Notice of Disclosure Filed in Annual Report on Form 20-F 2014 Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Nokia Corporation has made disclosure pursuant to such provisions in its annual report on Form 20-F for the fiscal year ended December 31, 2014, which was filed with the U.S. Securities and Exchange Commission on March 19, 2015.

Respectfully submitted,

NOKIA CORPORATION

By: /S/ KRISTIAN PULLOLA

Name: Kristian Pullola

Title: Senior Vice President, Corporate Controller

By: /S/ RIIKKA TIEAHO

Name: Riikka Tieaho

Title: Vice President, Corporate Legal

March 19, 2015

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